October 16, 1998




Fortune Natural Resources Corporation
One Commerce Green
515 W. Greens Road, Suite 720
Houston, Texas 77067

Attn:   Mr. Tyrone J. Fairbanks
        President and Chief Executive Officer

Gentlemen:

        As set forth in the Registration Statement on Form S-2 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on October 16, 1998 by Fortune Natural Resources Corporation, a Delaware corporation (the "Company"), in connection with the registration of $3,225,000 of 12% Convertible Subordinated Notes due December 31, 2007 (the "Notes") and the shares of the Company's Common Stock, $.01 par value (the "Common Stock"), issuable on conversion of the Notes or the warrants (the "Warrants") issued by the Company to the placement agent in the offering of the Notes (together with the notes, the "Securities") to be sold by the selling security holders listed in the Registration Statement from time to time pursuant to Rule 415 under the Securities Act (the "Selling Holders"), certain legal matters in connection with the Securities are being passed on for the Company by the undersigned.

        In my capacity as General Counsel for the Company, I have examined the Certificate of Incorporation of the Company, as filed with the Secretary of State of Delaware and the Bylaws of the Company, both as amended to date; the stock transfer records of the Company and the records of the official proceedings of its board of directors through the date of this opinion; the Notes and the Subscription Agreement and Investment Letter between the Company and each of the Selling Holders; and, such other documents as I have deemed necessary for the expression of the opinions contained herein.

        Based   upon  the   foregoing,   and   having   regard  for  such  legal
considerations as I deem relevant, I am of the opinion (limited, in all respects, to the laws of the State of Delaware and federal law) that:


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Fortune Natural Resources Corporation
October 16, 1998
Page 2

        (1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

        (2) The Notes have been validly issued, and constitute valid and binding obligations of the Company enforceable against it in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered is a proceeding in equity or at law).

        (3) The shares of Common Stock to be sold by the Company upon the conversion of the Notes and Warrants, when issued in accordance with the terms and conditions of the Notes or Warrants, as the case may be, have been duly authorized and reserved for issuance and, will be validly issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of my name in the related Prospectus under the caption "Legal Matters".

Very truly yours,



/s/ Dean W. Drulias
---------------------
General Counsel


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